Exhibit 99.1

[Logo of Michael Foods, Inc.]

NEWS
301 Carlson Parkway ¡ Suite 400 ¡ Minnetonka, MN 55305 ¡ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS FIRST QUARTER RESULTS

MINNETONKA, MN May 14 — Michael Foods, Inc. today reported financial results for the first quarter of 2010. Net earnings for the quarter ended April 3, 2010 were $17.5 million, compared to $20.8 million in 2009, a decrease of 16%, partly as a result of increased interest costs related to our May 2009 credit agreement refinancing. Net sales for the quarter ended April 3, 2010 were $395.3 million, compared to $401.2 million in 2009, a decrease of 1.5%.

Earnings before interest, taxes, depreciation and amortization and other adjustments (EBITDA, as defined in Michael Foods’ credit facility) for the quarter ended April 3, 2010 were $56.5 million, compared to $54.7 million in 2009. Michael Foods, Inc. uses EBITDA as a measurement of financial results, as an indication of the relative strength of its operating performance and to determine incentive compensation levels.

Commenting on the results, Chief Executive Officer and President James E. Dwyer, Jr. said, “Our first quarter EBITDA results were driven by improved performance by our Egg Products Division due to stronger volumes of higher value-added precooked products in the foodservice channel, offset slightly by weaker market conditions in the food ingredient channel. Results from the Potato Products Division improved, with the 2009 period containing unusual costs tied to a voluntary product recall. The Crystal Farms Division gross margin contribution fell, despite a volume increase for branded cheese of 10%, due to the unusually robust margin in the first quarter of 2009 driven by low cheese costs.”

Dwyer concluded, “Our free cash flow remains strong. We continue to invest in our businesses and a major capital project — our new potato processing plant — is nearly complete.”

Unaudited segment data follows (in thousands):

	Egg Products	Potato Products	Crystal Farms	Corporate	Total
Quarter ended April 3, 2010:
External net sales	$265,686	$30,362	$99,254	$—	$395,302
Net earnings	22,628	(1,411)	4,755	(8,481)	17,491
EBITDA*	48,474	2,119	8,584	(2,664)	56,513

Quarter ended April 4, 2009:
External net sales	$279,314	$26,305	$95,630	$—	$401,249
Net earnings	22,153	(1,771)	6,579	(6,192)	20,769
EBITDA*	46,347	18	11,330	(3,008)	54,687

*	As defined in Michael Foods’ credit facility.

EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles net earnings to EBITDA for the quarter ended April 3, 2010 (unaudited, in thousands):

	Egg Products	Potato Products	Crystal Farms	Corporate	Total
Net earnings (loss)	$22,628	$(1,411)	$4,755	$(8,481)	$17,491
Interest expense, excluding amortization of financing costs	279	60	—	9,261	9,600
Amortization of financing costs	—	—	—	1,645	1,645
Income tax expense (benefit)	11,492	(727)	2,460	(3,856)	9,369
Depreciation and amortization	12,009	3,972	1,146	1	17,128
Equity sponsor management fee	—	—	—	565	565
Industrial revenue bonds related expenses	157	—	—	—	157
Other	1,854	225	223	(1,799)	503

	48,419	2,119	8,584	(2,664)	56,458

Plus:
Unrealized losses on swap contracts	55	—	—	—	55

EBITDA (as defined in the credit facility)	$48,474	$2,119	$8,584	$(2,664)	$56,513

The following table reconciles net earnings to EBITDA for the quarter ended April 4, 2009 (unaudited, in thousands):

	Egg Products	Potato Products	Crystal Farms	Corporate	Total
Net earnings (loss)	$22,153	$(1,771)	$6,579	$(6,192)	$20,769
Interest expense, excluding amortization of financing costs	364	—	—	6,898	7,262
Amortization of financing costs	—	—	—	970	970
Income tax expense (benefit)	11,419	(972)	3,400	(2,883)	10,964
Depreciation and amortization	11,825	2,463	1,053	1	15,342
Equity sponsor management fee	—	—	—	523	523
Industrial revenue bonds related expenses	244	—	—	—	244
Other	2,256	298	298	(2,325)	527

	48,261	18	11,330	(3,008)	56,601

Minus:
Unrealized gains on swap contracts	1,914	—	—	—	1,914

EBITDA (as defined in the credit facility)	$46,347	$18	$11,330	$(3,008)	$54,687

Michael Foods, Inc., based in Minnetonka, MN, is a producer and distributor of food products to the foodservice, retail and food-ingredient markets. Its principal products are specialty egg products, refrigerated potato products, cheese and other dairy products.

Consolidated statements of earnings are as follows:

Michael Foods, Inc.

Consolidated Statements of Earnings

For the periods ended April 3, 2010 and April 4, 2009

(in thousands)

	Three months
	2010	2009
Net sales	$395,302	$401,249
Cost of sales	322,061	323,798

Gross profit	73,241	77,451
Selling, general & administrative	34,760	37,241

Operating profit	38,481	40,210
Interest expense, net	11,621	8,477

Earnings before income taxes	26,860	31,733
Income tax expense	9,369	10,964

Net earnings	$17,491	$20,769

	April 3, 2010	January 2, 2010
Selected Balance Sheet Information:
Cash and equivalents	$81,502	$87,061

Accrued interest	$5,970	$3,062

Total debt, including current maturities	$556,533	$553,037

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, potatoes and cheese, which can result in pricing and profit margin volatility for certain egg products, potato products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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5-14-10